UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

GLOBAL EMPLOYMENT HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51737	43-2069359
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10375 Park Meadows Drive, Suite 375 Lone Tree, Colorado	80124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 216-9500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective April 29, 2008, in consideration for the signing of a new subordination agreement by the holders (“Noteholders”) of our senior secured convertible notes (“Notes”) to the Credit and Security Agreement (“2008 facility”) with Wells Fargo Bank (“Wells Fargo”) as described in Item 2.03, we entered into the Agreement To Enter Into New Subordination Agreement (“Agreement”) with the Noteholders.

Under this Agreement, we have agreed to make, and made, an offer to repurchase, pro rata from the Noteholders, on or before May 9, 2008 (the “Repurchase Date”) at least $3,000,000 aggregate principal amount of Notes at a price equal to 95% of the principal amount thereof plus interest accrued through the Repurchase Date. Each Noteholder wishing to sell Notes has delivered a completed Repurchase Election Form to us. To the extent that a Noteholder elected to have less than its pro rata share of Notes repurchased, other Noteholders have elected to have us purchase such amounts from them on a pro rata basis. Accordingly, we will repurchase $3,000,000 of Notes on or before May 9, 2008 for $2,850,000 plus accrued interest. We will utilize borrowings under the 2008 facility to fund the purchase.

We have also agreed we will not repurchase Notes other than: (i) as described above or (ii) pursuant to an additional note repurchase program for up to $3,000,000 aggregate principal amount of Notes at the same price and on the same terms set forth above. Following completion of the second repurchase program, we may negotiate with each Noteholder individually with respect to the terms, if any, of additional Note repurchases.

Item 1.02 Termination of a Material Definitive Agreement.

On April 29, 2008 we paid in full the outstanding balances owed to our then senior lender, CapitalSource Finance LLC (“CapitalSource”), in the amount of $14,096,000, including an early retirement fee of $49,000, and terminated the underlying credit and security agreement. We recognized additional interest of $471,000 related to unamortized loan fees. In connection with the pay off of the CapitalSource facility, we collateralized one letter of credit in the amount of $192,000 with $202,000 of cash.

Item 2.03 Creation of A Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 29, 2008, we and our subsidiaries entered into a Credit and Security Agreement with Wells Fargo for a revolving line of credit and letters of credit collateralized by our subsidiaries accounts receivable, which provides for a borrowing capacity of $26 million, including up to $6 million under a term note. Borrowing under the term note may be funded in increments during the first twelve months of the agreement. The term note is payable monthly and will be amortized over a 24-month period. Additionally, 25% of our free cash, as defined in the 2008 facility, from each year beginning with 2008, is due in April of the following year; and any unpaid balance is due in April 2011. The term note bears interest at prime rate plus 2.75% or the applicable 30, 60, 90-day or one year LIBOR plus 5.0%. Interest on the revolving line of credit is payable at prime rate or the applicable 30, 60, 90-day or one year LIBOR plus 3.0% subject to certain minimums. A fee of 0.25% per annum is payable on the unused portion of the line of credit. Additionally, a monthly collateral management fee will be charged. We paid a closing fee of $50,000 to Wells Fargo.

In addition to the repayment of the loan from CapitalSource, the proceeds of the 2008 facility can be used to repurchase Notes and for ongoing working capital needs. We borrowed $9,996,000 on the revolving line of credit and $4,100,000 on the term note in connection with the payment in full of all outstanding amounts owed to CapitalSource.

This agreement requires certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and contains a provision that allows the lender to call the outstanding balance of the line of credit and term note if any material adverse change in the business or financial condition of Holdings were to occur. The agreement includes various financial and other covenants with which we have to comply in order to maintain borrowing availability and avoid penalties including a fixed charge coverage ratio, annual capital expenditure limitations and restrictions on the payment of dividends.

Item 9.01 Exhibits.

Exhibit #	Description	Reference

10.1	Credit and Security Agreement	Filed herewith
10.2	$20,000,000 Revolving Promissory Note	Filed herewith
10.3	$6,000,000 Term Note	Filed herewith
10.4	Pledge Agreement	Filed herewith
10.5	Patent and Trademark Security Agreement	Filed herewith
10.6	Copyright Security Agreement	Filed herewith
10.7	Guaranty by Corporation	Filed herewith
10.8	Security Agreement	Filed herewith
10.9	Subordination Agreement	Filed herewith
10.10	Agreement to Enter into New Subordination Agreement	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EMPLOYMENT HOLDINGS, INC.

Date: May 5, 2008	By:	/s/ Dan Hollenbach

Dan Hollenbach
Chief Financial Officer

Exhibit Index

Exhibit #	Description	Reference

10.1	Credit and Security Agreement	Filed herewith
10.2	$20,000,000 Revolving Promissory Note	Filed herewith
10.3	$6,000,000 Term Note	Filed herewith
10.4	Pledge Agreement	Filed herewith
10.5	Patent and Trademark Security Agreement	Filed herewith
10.6	Copyright Security Agreement	Filed herewith
10.7	Guaranty by Corporation	Filed herewith
10.8	Security Agreement	Filed herewith
10.9	Subordination Agreement	Filed herewith
10.10	Agreement to Enter into New Subordination Agreement	Filed herewith